--------------------------------------------------------------------------------
                                 * ATMOS LOGO
--------------------------------------------------------------------------------

Bob Stephens:

Thank you for being with us today. I'm Bob Stephens, president and chief operating officer of Atmos Energy Corporation, and we're very pleased to have the opportunity to talk to you today about Atmos' proposed merger with United Cities Gas Company of Brentwood, Tennessee.

In Atmos' first 10 years as a public company, we doubled the size of the company in terms of customers, and we believe that we are on track to continue that growth with our definitive agreement to merge with United Cities.

--------------------------------------------------------------------------------
                       * Corporate Development Strategy
--------------------------------------------------------------------------------

Atmos has had a long-term strategy of acquiring natural gas distribution properties across the United States which provide diversification in economic conditions, markets, regulatory climates and weather patterns.

--------------------------------------------------------------------------------
                            * Current map of Atmos
--------------------------------------------------------------------------------

I'm sure most of you are aware of the transactions we have done since 1986 resulting in our current family of companies. The merger with United Cities is the largest to date. I will address the merger terms, timetables and how we will approach the integration of United Cities into Atmos. James Purser, executive vice president and chief financial officer, will discuss the potential financial benefits of this merger.

--------------------------------------------------------------------------------
                                 * Atmos logo
--------------------------------------------------------------------------------

We have given each of you a copy of the Joint Proxy Statement/Prospectus of Atmos and United Cities that discusses the transaction in detail. We want to qualify our remarks today by reference to the Joint Proxy Statement/Prospectus and to the publicly filed reports of both companies that are incorporated by reference in it, and we would urge you to refer to that material for more detailed information.

Some of the information we are about to discuss is forward-looking in nature. This information assumes that no significant changes will occur in the operating environment for Atmos and United Cities prior to or after the merger and is subject to all of the risks and uncertainties discussed in the Joint Proxy Statement. Actual results may vary materially from the forward-looking statements made today.

We are very excited about this combination. We believe that the result will be a stronger company that serves growth areas and embodies important characteristics that should help us to be successful in the competitive utility marketplace of the future.

--------------------------------------------------------------------------------
                        * Map of combined service area
--------------------------------------------------------------------------------

The combined company will serve approximately 1 million customers in 13 states, from the Carolinas and the Deep South across the plains, all the way to the western slope of the Rocky Mountains in Colorado. We do serve two states in common, Kansas and Missouri, and United

Cities has storage facilities in Kentucky. With the merger, Atmos will be among the largest natural gas utilities in the country in terms of customers.

--------------------------------------------------------------------------------
                             * Terms of the merger
--------------------------------------------------------------------------------

Under the terms of the merger, United Cities shareholders will receive one share of Atmos common stock for each share of United Cities common stock.

As a part of the transaction, Atmos has agreed subject to applicable legal requirements to increase its common stock dividend for a period of at least four consecutive quarters from $.96 per share to $1.02 per share. This increase will commence no later than the first Atmos board meeting following the completion of the merger. The increase also will preserve the dividend currently received by United Cities' stockholders, and provide Atmos' current stockholders with approximately a 6.3 percent increase over the current Atmos dividend.

The merger is expected to be tax-free to United Cities shareholders and accounted for as a pooling of interests.

--------------------------------------------------------------------------------
                             * Required Approvals
--------------------------------------------------------------------------------

The merger requires the approval of the shareholders of both companies, as well as regulatory approval from 10 states and preclearance under the Hart-Scott-Rodino Act. To date, we have received approval in Colorado and have filed for approvals in nine other states.

--------------------------------------------------------------------------------
                            *Southern Union action
--------------------------------------------------------------------------------

Some of you may be wondering about the actions by Southern Union Company and what this may mean to the merger. Let me address this issue up front, and then we can get on to why we believe this merger makes sense for both United Cities and Atmos.

In a filing with the Securities and Exchange Commission on August 1, Southern Union Company announced that it owned 6.5 percent of United Cities' outstanding common stock. Southern Union has stated in its press statements that it opposes the merger of United Cities with Atmos and may propose alternatives to the merger. Atmos and United Cities have jointly filed a complaint with the Missouri Public Service Commission contending that Southern Union purchased United Cities stock in 1995 and 1996 in violation of a Missouri statute which requires approval by the commission for any purchase by a public utility of the stock of a public utility operating in Missouri. The complaint requests, among other things, that the Missouri commission declare the purchases null and void.

Southern Union subsequently filed suit against United Cities in Tennessee alleging that the United Cities Board of Directors failed to exercise its fiduciary duties properly in approving the merger with Atmos. Southern Union has also requested confidential information from United Cities. Southern Union also filed suit against United Cities in Missouri seeking a determination by the court that the statute which forms the basis for the complaint brought against Southern Union is either inapplicable or unconstitutional.

These court actions are still pending. We are pursuing closing the United Cities merger on schedule. We don't know what Southern Union's plans are. We do have a termination clause in the agreement that will result in a $15 million payment to Atmos under certain circumstances if the acquisition is not completed.

We are optimistic that we can complete the closing by March 31, 1997.

--------------------------------------------------------------------------------
                             * Assimilation Plans
--------------------------------------------------------------------------------

We believe there are a number of synergies and economies of scale that can be achieved with the merger. We have a history of making successful business combinations and integrating the operations for the benefit of our share-holders. That history gives us confidence in our ability to assimilate United Cities with Atmos.

Our agreement with United Cities provides that United Cities' employees generally will retain employment for one year following the closing and we have the ability to use attrition and to move employees to areas in the organization where they are needed, subject to the provisions of existing collective bargaining agreements. Ultimately, we will be looking for opportunities to reduce duplication of services. For example, United Cities has a completely staffed corporate headquarters, and so does Atmos. It will take some time to determine the right number of people we need to run an organization of this size.

--------------------------------------------------------------------------------
                          * Comparison of Operations
--------------------------------------------------------------------------------

This gives a comparison of the number of employees of both companies, as well as the investment of each company per customer and the number of customers served per employee. United Cities has already undertaken some restructuring to improve its efficiency, and expects to continue those efforts. There is a significant difference in the Atmos O & M expense per customer of $129 and United Cities at $216.

--------------------------------------------------------------------------------
                            *Energas Employee Slide
--------------------------------------------------------------------------------

To give you some comparison and feel for potential synergy, it's interesting that Atmos' Energas Division has approximately 312,000 customers, served by 616 employees. United Cities has about 1,237 employees serving 340,000 customers, including propane customers. However, United Cities is spread over a much larger geographic area.

--------------------------------------------------------------------------------
                             *  Greeley Ski Slide
--------------------------------------------------------------------------------

I can give you some insight into the kind of achievements in efficiency we have made in past acquisitions.

--------------------------------------------------------------------------------
                             *Greeley Assimilation
--------------------------------------------------------------------------------

In 1993, Greeley Gas Company had 367 employees in 7 divisions, serving approximately

96,000 customers, or 263 meters/employee. Atmos serves 405 customers per employee. Today, Greeley Gas has 270 employees in three districts, serving over 110,000 customers, and serves 409 meters per employee.

--------------------------------------------------------------------------------
                          *Greeley Construction Slide
--------------------------------------------------------------------------------

I'd also point out that Greeley's average annual meter growth for the three years preceding the combination was 2 percent, and for the two years following the combination has averaged 6 percent per year. Greeley Gas has been a very beneficial acquisition for Atmos, and we believe that United Cities represents an excellent opportunity as well.

--------------------------------------------------------------------------------
                                 * Atmos logo
--------------------------------------------------------------------------------

I'm going to ask James Purser now to give you a more detailed look at the potential benefits we see for the combined entity of Atmos and United Cities.

James Purser:

Thank you, Bob. It is a real pleasure for me to review with you some of the reasons why we are enthusiastic about this merger.

--------------------------------------------------------------------------------
                            * Atmos Earnings Growth
--------------------------------------------------------------------------------

I'd like to begin with a brief look at Atmos' recent financial performance. In fiscal year 1995, net income increased 29 percent from the previous year, in spite of a warm winter. For the first quarter of 1996, net income increased 42 percent compared with the previous year, and net income increased 32 percent in the second quarter of this year. Our third quarter ended June 30, 1996, reflected a $.02 per share profit, versus $.01 per share a year ago. In fiscal '95 we lost $.11 in the fourth quarter. This year the weather in West Texas was wetter and cooler, so the '96 fourth quarter loss may be greater. The earnings growth is due to customer additions, rate increases and in 1996, weather that was about normal. Equity constitutes 59 percent of total capitalization, and our return on average common equity is 15.4 percent. Within this context of financial strength, let's look at the United Cities merger.

As Bob mentioned, this merger is a logical extension of our corporate development strategy. United Cities increases our geographical, weather, market and regulatory diversity. We think the combination of the two companies is greater than the sum of its parts.

--------------------------------------------------------------------------------
                            * Growth opportunities
--------------------------------------------------------------------------------

We see improved potential for internal growth. Since 1985, United Cities has added over 180,000 new customers to its natural gas distribution system through internal marketing efforts and acquisitions. Currently, United Cities' market penetration is about 37 percent, compared with about 61 percent for Atmos, and the service area has attractive population growth rates. For example, the Murfreesboro, Tenn., area outside Nashville is expanding rapidly because of industrial growth and suburban growth. United Cities customer growth rate there is 6 percent per year or more.

--------------------------------------------------------------------------------
                         * Reduced weather sensitivity
--------------------------------------------------------------------------------

The merger reduces the impact of weather on Atmos, and enhances the stability and predictability of earnings, cash flows and dividends, in our opinion. We are diversifying our exposure to weather patterns by being in 13 states rather than six. We've seen our strategy for diversification working this year, when we had colder than normal weather in Kentucky and Louisiana, which offset warmer than normal weather in West Texas, Colorado and Kansas.

Another factor which adds diversity is United Cities' unregulated businesses. The unregulated income at United Cities was 42 percent of total net income last year. We see this as a complement to our existing unregulated business activity.

--------------------------------------------------------------------------------
                           * Unregulated Businesses
--------------------------------------------------------------------------------

United Cities provides us with several attractive non-regulated businesses. Propane is distributed to about 27,000 customers in Tennessee, North Carolina and Virginia. They also operate rental and utility services businesses involved in leasing of facilities and equipment. These operations contributed 35 percent of United Cities' profits in 1995.

United Cities also has non-jurisdictional natural gas storage fields in Kentucky and Kansas that accounted for 7 percent of United Cities' profits in 1995. The company has ownership in a profitable and growing gas marketing company as well. These unregulated businesses are expected to provide significant profit.

--------------------------------------------------------------------------------
                            * Operational Benefits
--------------------------------------------------------------------------------

In addition to the potential elimination of duplicate functions that Bob mentioned, we foresee other potential operational benefits in the combination, which should make us even more efficient and lower our operating costs, such as more efficient utilization of contracted pipeline capacity; a larger arena in which to market energy services; and, economies of scale in purchasing gas.

--------------------------------------------------------------------------------
                         * United Cities Rate Activity
--------------------------------------------------------------------------------

Since February 1995, United Cities has received $6.5 million in rate increases in Iowa, Kansas, Tennessee, Missouri and South Carolina. United Cities has filed a $5 million rate request in Georgia, and has an $810,000 request pending in

Virginia.

--------------------------------------------------------------------------------
                            * Weather normalization
--------------------------------------------------------------------------------

United Cities has weather normalization adjustment provisions in Georgia and Tennessee. Also in Tennessee, the company has an incentive rate program which compares United Cities' purchased gas prices to market prices, and recognizes gains or losses resulting from the incentive program. United Cities also has requested incentive rates in Kansas and Georgia. United Cities' earnings should be positively impacted by these recent rate increases.

--------------------------------------------------------------------------------
                             * Atmos Rate Activity
--------------------------------------------------------------------------------

This gives you a summary of our recent rate activity, which as I said earlier has positively affected our earnings. Atmos also filed in May 1996 for a $7.7 million rate increase affecting 67 cities in our West Texas distribution system, including Lubbock, Midland and Odessa. A settlement has been implemented which allows a $5.3 million increase in annual revenues, in effect for bills rendered on and after Nov. 1, 1996. In the settlement Atmos agreed to wait until June 1998 before filing additional rate requests. We expect to file a rate increase, affecting approximately 22,000 customers later this year for the non-incorporated portions of this West Texas area.

--------------------------------------------------------------------------------
                             * Increased Liquidity
--------------------------------------------------------------------------------

The merger will increase our shares outstanding by about 13 million shares, which should improve our liquidity.

--------------------------------------------------------------------------------
                         * Stock Ownership Comparison
--------------------------------------------------------------------------------

I'd like to point out that currently about 28 percent of United Cities' stock is owned by institutions, compared with 22 percent for Atmos. The officers and directors of United Cities own about 3 percent of the stock, compared with 12 percent for Atmos. The number of shares of the combined company should improve our float significantly.

--------------------------------------------------------------------------------
                               *Atmos Dividends
--------------------------------------------------------------------------------

Atmos has increased its dividend for the past consecutive eight years. As Bob mentioned earlier, Atmos has agreed, subject to applicable legal requirements, to increase its common stock dividend for a period of at least four consecutive quarters from $.96 per share to $1.02 per share commencing no later than the first Atmos board meeting following the completion of the merger.

--------------------------------------------------------------------------------
                                 *Total Return
--------------------------------------------------------------------------------

The total return to Atmos shareholders for the fiscal year ended September 30, 1996, is 23.7 percent, including the reinvestment of dividends. The 10-year average annual total return including reinvestment of dividends is 14.1 percent.

--------------------------------------------------------------------------------
                      * Financials after Merger (slide 1)
--------------------------------------------------------------------------------

Here's a look at certain proforma financial information for the combined company. This is based on June 30, 1996, figures, but you can see that revenues, earnings and cash flow increase.

--------------------------------------------------------------------------------
                    *Financials after the Merger (slide 2)
--------------------------------------------------------------------------------

We anticipate that these will improve when we have completed the assimilation and begin to experience the benefits we expect the merger to achieve.

--------------------------------------------------------------------------------
                                 * Atmos Logo
--------------------------------------------------------------------------------

On that high note, I'd like to turn this presentation back over to Bob.

Bob Stephens:

Thank you, James. In closing, I'd like to emphasize the potential benefits we see from this merger. These two companies fit together well and share similar management philosophies. There's significant customer growth potential by increasing market share and from population growth. We see many opportunities to reduce operating costs and enhance efficiencies by melding the organizations together and eliminating duplications. We have a track record of successfully completing transactions and assimilating the operations quickly. We have all the "right stuff" and expect to be a winner in an even more competitive utility market.

Now, we'd be happy to answer your questions.

                           [ATMOS LOGO APPEARS HERE]

                             Corporate Development
                                   Strategy

Diversity in:

     .  Local economic conditions

     .  Regulatory climates

     .  Weather exposure

     .  Markets

                                                    [LOGO OF ATMOS APPEARS HERE]

                           Atmos Family of Companies


                              [MAP APPEARS HERE]


                                                       [ATMOS LOGO APPEARS HERE]

                           [ATMOS LOGO APPEARS HERE]

                       Atmos Energy/United Cities Merger


                         [MAP AND LEGEND APPEARS HERE]


                                                       [ATMOS LOGO APPEARS HERE]

     Merger Terms

 .   1:1 stock exchange

 .   Increase ATO dividend to
     $1.02/yr [+6.3%]

 .   Tax-free to UCIT

 .   Accounted for as pooling
     of interests


                                                    [LOGO OF ATMOS APPEARS HERE]

       Required Approvals

  .  10 states:
        Kansas           Tennessee
        Colorado         Virginia
        Missouri         Illinois
        Kentucky         Iowa
        Georgia          S. Carolina

  .  Hart-Scott-Rodino antitrust

  .  Approvals by shareholders of UCIT, ATO

                                                       [ATMOS LOGO APPEARS HERE]

                             Southern Union Action

 .   8/1/96           SUG files 13D with SEC

 .   8/6/96           ATO/UCIT file joint complaint
                     with Missouri Commission

 .   8/19-20/96       SUG files suits in Mo./Tenn.

 .   8/24/96          UCIT files answer in Tenn.
                     and motion to dismiss in Mo.

                                                    [LOGO OF ATMOS APPEARS HERE]

     Assimilation Plans

   .  History of successfully
      integrating acquisitions

   .  Opportunities to improve
      efficiencies

   .  Benefits of economies of scale

   .  Eliminate duplication in staff
      functions


                                                    [LOGO OF ATMOS APPEARS HERE]

             Comparison of Operations

                            ATO         UCIT
                            ---         ----
  No. of employees        1,660        1,237

  No. of customers        673,000      340,000*

  O&M expense/
  customer                $129         $216

  Meters/employee         405          268

  Net plant/meter         $593         $1,020


  *Includes propane
                                                    [LOGO OF ATMOS APPEARS HERE]

[PHOTO OF TWO ENERGAS EMPLOYEES WORKING ON A RESIDENTIAL GAS METER APPEARS HERE]


                                                    [LOGO OF ATMOS APPEARS HERE]

             [PHOTO OF TWO PEOPLE RIDING A SKI LIFT APPEARS HERE]

                           Greeley Gas Assimilation

                                          12/31/93             6/30/96
                                          --------             -------
Customers                                  96,469              110,560

Employees                                   367                  270

Structure                               7 divisions           3 districts

Meters/employee                             263                  409


                                                    [LOGO OF ATMOS APPEARS HERE]

[PHOTO OF A PERSON HAMMERING AT A NEW HOUSE CONSTRUCTION SITE APPEARS HERE]

                         [LOGO OF ATMOS APPEARS HERE]

     Atmos Earnings Growth

 .    Net income

                                         Increase
                                         --------
          FY 1995     $18.9 mill.          29%
          1Q 1996     $ 9.2 mill.          42%
          2Q 1996     $18.4 mill.          32%

 .    Equity as a % of capitalization       59%

 .    Return on av. common equity         15.4%


                                                    [LOGO OF ATMOS APPEARS HERE]

  Growth Opportunities:

     Market Penetration

        .  ATO        61%

        .  UCIT       37%


                                        [LOGO OF ATMOS APPEARS HERE]

                          Reduced Weather Sensitivity

 .  Earnings, cash flows, dividends
   more predictable

 .  Exposure spread over 13 states

 .  It's working:  offsetting weather
   in 1996

 .  Income from UCIT's unregulated
   business

 .  Improved operating leverage

                                           [LOGO OF ATMOS APPEARS HERE]

                                 United Cities

                            Unregulated Businesses

 .   UCG Energy Corporation

        - 27,000 propane customers in Tenn., N.C., Va.

        - Leases facilities and equipment

        - 45% interest in Woodward Gas Marketing, LLC

        - Contributed 35% of 1995 profits

 .   United Cities Gas Storage Co.

        - Storage fields in Kan., Ky.

        - Contributed 7% of 1995 profits

                                                    [LOGO OF ATMOS APPEARS HERE]

                             Operational Benefits

                                   of Merger


        .     More efficient use of pipeline
              capacity

        .     Larger arena for marketing
              energy services

        .     Economies of scale in
              purchasing gas

                                                    [LOGO OF ATMOS APPEARS HERE]

                              UCIT Rate Activity


                                  Date
Jurisdiction                  Implemented                  Amount
------------                  -----------                  ------

Iowa                             6/96                    $410,000
Tennessee                       11/95                    $2.2 million
Missouri                        10/95                    $903,000
Kansas                           9/95                    $2.7 million
S. Carolina                      2/95                    $253,000

                                Pending                  Requested

Georgia                        5/96 (filing)             $5.0 million
Virginia                         9/95                    $810,000

                                                    [LOGO OF ATMOS APPEARS HERE]

         Weather Normalization
             Adjustments



 .  Approved in Georgia, Tennessee

 .  Result:  increased revenues

     1995       $1.03 mill.
     1994       $2.05 mill.
     1993       $0.32 mill.

                                [LOGO OF ATMOS APPEARS HERE]

                              Atmos Rate Activity

                             Month               Amount
 Jurisdiction             Implemented           Received
 ------------             -----------           --------
Texas                        11/96              $5.3 MM
Kentucky                     11/95              $4.0 MM
Louisiana (RSC)               3/95              $1.0 MM
Texas                        11/94              $1.7 MM
                            & 1/95
Colorado                      5/94              $3.2 MM
Louisiana (RSC)               3/94              $1.1 MM
Kansas                       12/93              $2.1 MM

                                                    [LOGO OF ATMOS APPEARS HERE]

            Increased Liquidity

 . Shares outstanding +13 million

 . Improves float

 . Increases market cap


                                                    [LOGO OF ATMOS APPEARS HERE]

                                   Dividends

                                  (Per Share)

                           [BAR GRAPH APPEARS HERE]

$.55    $.67    $.75    $.77    $.80    $.83    $.85    $.88    $.92    $.96*

1985    1986-   1989    1990    1991    1992    1993    1994    1995    1996*
        1988

*Indicated annual dividend as of 12/11/95
                                                    [LOGO OF ATMOS APPEARS HERE]

                               Stock Performance

                   Ten Year Results of a $10,000 Investment

                           [BAR GRAPH APPEARS HERE]

                              9/30/86     $10,000

                              9/30/96     $39,901

                         Average Annual Return: 14.1%

Includes reinvestment of dividends and excludes the effect of any income taxes

                                                    [LOGO OF ATMOS APPEARS HERE]

                            Atmos and United Cities
                         Pro Forma Combined Statistics
                   From Public Documents as of June 30, 1996
                                  (Unaudited)

                                                    United       Pro Forma
OPERATIONAL                           Atmos         Cities       Combined
-----------                           -----         ------       --------
No. of customers                    673,000       340,000*      1,013,000
No. of employees                      1,660         1,237           2,897
No. of states served                      6            10              13
FINANCIAL
12 mo. ending 6/30/96
---------------------
(000's except per share)
Operating revenues                 $491,136      $393,469        $884,605
Net plant in service               $398,695      $346,917        $745,612
* Includes propane customers
                                                    [LOGO OF ATMOS APPEARS HERE]

                            Atmos and United Cities
                         Pro Forma Combined Statistics
                   From Public Documents as of June 30, 1996
                                  (Unaudited)

                                            United       Pro Forma
                                Atmos       Cities        Combined
                                -----       ------        --------
12 mo. ending 6/30/96
---------------------
Net income                     $26,302      $14,981        $41,283
Net income per share             $1.67        $1.02        $  1.44
Cash flow                      $58,177      $34,912        $93,089
Cash flow per share              $3.69        $2.72        $  3.26
Avg. shares outstanding         15,767       12,819         28,586

                                                                      % Total
As of 6/30/96                                                         Capital.
-------------                                                         --------
Shareholders equity           $179,056     $158,963       $338,019      54%
Long-term debt                $125,303     $158,192       $283,495      46%
Total capitalization          $304,359     $317,155       $621,514     100%

                                                    [LOGO OF ATMOS APPEARS HERE]

                         [LOGO OF ATMOS APPEARS HERE]